Exhibit 10.5

LICENSE AGREEMENT

This License Agreement (“Agreement”) is between The Johns Hopkins University Applied Physics Laboratory LLC, a Maryland limited liability company, with its principal office at 11100 Johns Hopkins Road, Laurel, MD 20723-6099 (hereinafter “JHU/APL”) and Bullfrog Al Inc. (hereinafter “Company”), having an address at PO Box 336, Boyds, MD 20841.

This Agreement consists of an attached Appendix A (Payment Options), Appendix B (Schedule of JHU/APL Patent Rights) and Appendix C (Schedule of JHU/APL Non-Patent Rights).

RECITALS

JHU/APL, by virtue of its role as a nonprofit, University Affiliated Research Center (UARC), carries out scientific and applied research and development through its staff and is committed to licensing JHU/APL INTELLECTIJAL PROPERTY (hereinafter defined) in a manner that wi.ll benefit the public by bringing the results of that research and development into widespread use through the distribution of useful products and services, but is without capacity to commercially develop, manufacture, and distribute any such product or service itself.

During the course of JHU/APL funded research and development, and/or United States Government sponsored research and development, JHU/APL has developed certain valuable inventions, copyrighted matter., proprietary technical information, know-how, show-bow and/or trade secrets comprising tbe JHU/APL INTELLECTUAL PROPERTY.

The Johns Hopkins University through IBU/APL has acquired or is entitled to acquire through assignment or otherwise all right, title andinterest, with the exception of certain retained rights by the United States Government, in said valuable inventions, copyrighted matter, proprietary technical information, know-how, show-how and/or trade secrets.

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COMPANY desires to enter into a license agreement in order to commercially develop, manufacture, use and distribute services embodying the JHU/APL INTELLECTUAL PROPERTY throughout the world.

NOW, THEREFORE, in consideration of the foregoing premises and the following mutual covenants, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 “AFFILIATED COMPANY” or “AFFILIATED COMPANlES” shall mean any person or legal entity which controls, is controlled by or is under common control with COMPANY. For purposes of this section I. I, control shall mean the direct or indirect ownership of at least fifty percent (50%) of the voting stock or other similar voting rights

1.2 “COMMERCIALLY REASONABLE EFFORTS” shall mean with respect to the commercialization of a product or service, efforts that are consistent with those utilized by companies of size and type similar to COMPANY for products with similar commercial potential at a similar stage, taking intoconsideration their safety and efficacy, their cost to develop, the competitiveness of alternative products, the nature and extent of their market exclusivity, the likelihood of regulatory approval, their profitability, and all other relevant factors.

1.3 “COMPANYIMPROVEMENT(S)” shall mean any inventions, copyrighted matter, technical information, know-how, show-how or trade secrets made by a COMPANY employee relating to the JHU/APL Il\1TELLECTUAL PROPERTY.

1.4 “EFFECTIVE DATE” of thisLicense Agreement shall mean the date the last Party hereto has executed this Agreement.

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1.5 “EXCLUSIVE LICENSE” shall mean a grant by JHU/APL to COMPANY and any AFFILIATED COMPANTES of its entire right and interest in the LICENSED SERVlCE(S) (hereinafter defined) in the LICENSED FIELD (hereinafter defined), subject to the rights retained by the United States Government, and subject to the rights retained by JHU/APL to make, have made, provide, use, copy, modify, distribute and practice JHU/APL INTELLECTUAL PROPERTY for its non-profit purposes in connection with its research, education and public service missions including the provision of research and development services for federal, state and local governments, and further subject to the rights retained by JHU/APL to grant to the United States Government a nonexclusive, nontransferable, irrevocable, paid-up license to make, have made, provide, use, copy, modify, distribute and practice or have practiced for or on behalf of the United States Government the JHU/APL TNTELLECTUAL PROPERTY throughout the world.

1.6 “JHU/APL IMPROVEMENT(S)” shall mean improvements in the JHU/APL INTELLECTUAL PROPERTY comprising any inventions, copyrighted matter, including but not limited to software, and derivative works thereof, technical information, know-how, show- how and/or trade secrets madeeither solely by a JHU/APL employee or jointly by a JHU/APL employee and a COMPANY employee or third party employee.

1.7 “JHU/APL INTELLECTUAL PROPERTY” shall mean, individually and collectively, JHU/APL PATENT RIGHTS, JHU/APL UNPATENTED INTELLECTUAL PROPERTY, and JHU/APLIMPROVEMENT(S) funded by the COMPANY under R&D AGREEMENTS (hereinafter defined).

1.8 “JHU/APL PATENT RIGHTS” shall mean Patents and patent application(s) listed in Appendix B, any U.S. patent application(s) relating to invention disclosures listed in Appendix C filed after the EXECUTION DATE, and all continuations, divisionals, reexaminations, reissues, renewals, extensions and substitutes based thereon, and any corresponding foreign patent applications, and any patents, patents of addition, or other equivalent foreign patent rights issuing, granted or registered thereon.

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1.9 “Ilill/APL UNPATENTED INTELLECTUAL PROPERTY” shall mean and include JHU/APL’s copyrighted matter, trademarks, proprietary technical information, know- how, show-how, trade secrets associated with the invention disclosures listed in Appendix C, including, but not limited to, all schematics, drawings, test and operating software (including source, object, and firmware), engineering analyses, reliability analyses, special manufacturing proce._%es, and quality as$urance plans and procedures, and any other required technical information or documentation. The above includes, but is not limited to, what is existing as of the EFFECTIVE DATE and delivered to COMPANY either prior to the EFFECTIVE DATE or under this Agreement.

1.10 “LICENSED FIELD” shall mean analytical services for applications in biological and chemical derived pharmaceutical therapeutics.

1.11 Reserved.

1.12 “LICENSED SERVICE(S)” shall mean any service, process or method, including but not limited to development, maintenance or support services related to software or hardware, performed for or on behalf of a third party or used in the manufacture or use of a product:

a. the practice, use, import, offer for sale, or sale of which would constitute, but for the license granted to COMPANY pursuant to this Agreement, an infringement of a claim of JHU/APL PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe); or

b. the practice of which uses, is derived substantially from or is based substantially on the JHU/APL UNPATENTED INTELLECTUAL PROPERTY.

1.13 “NET SALES”, subject to section 6.8 below, shall mean gross revenues of any nature including, but not limited to, sales and licensing fees, maintenance and service fees, access payments and other amounts received by COMPANY and AFFILIATED COMPANfES from thesale, license to end-user customers who are not fwther sublicensing, or the practice or performance of LICENSED SERVICE(S) less:

a. credits (including credit card charge-backs) or allowances, refunds or discounts, if any, actually granted on account of p,ice adjustments, recalls, rejection or return ofitems previously sold, leased or otherwise disposed of; and

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b. excises, sales taxes, value added taxes, consumption taxes, duties, or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind).

1.14 “R&D AGREEMENTS” shall mean agreements relating to sponsored research, facility use and/or technical assistance negotiated or to be negotiated between JHU/APL and COMPANY pertaining to research and development directed to the JHU/APL INTELLECTUAL PROPERTY, whether funded by IliU/APL, COMPANY or a third party including the United States Government

1.15 “SUBLICENSE REVENUES” shall mean consideration of any kind for sublicensee sales of LICENSED SERVJCE(S) including but not limited to cash, equity, and other consideration, whether in the form of up-front fees or milestone fees, and including any premium paid by the subliccnsee over Fair Market Value for stock of COMPANY, received by COMPANY from a sublicensee in consideration for a sublicense to JHU/APL INTELLECTUAL PROPERTY granted by COMPANY; however, not included in SUBLICENSE REVENUES are amounts paid to COMPANY by the subliccnsce for product development and research work performed by COMPANY, or third panies on its behalf, or for end-user customers of COMPANY who are not further sublicensing. The term “Fair Market Value” as used in this section shall mean the average price at which the stock in question is publicly trading for sixty (60) days prior to the announcement of its purchase by the sublicensee or if the stock is not publicly traded, the value of such stock as determined by the most recent private financing of COMPANY or if no private financing bas occurred, then as reasonably determined by COMPANY’S accountants.

1.16 “TERRITORY” shall mean the world

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ARTICLE 2 - GRANTS

2.1 Subject to the terms and conditions of this Agreement, JHU/APL hereby grants to COMPANY and AFFILIATED COMPANIES an EXCLUSIVE LICENSE to lliU/APL fNTELLECTUAL PROPERTY in the LICENSED FIELD and in the TERRITORY.

2.2 COMPANY understands that Ilill/APL has a technical direction agent relationship with the United States Government which requires that JHU/APL avoid any relationship that wou.ld jeopardize its or its employees’ ability to act for the United States Government as an impartial or neutral evaluator. Therefore, any subliccnsc agreement and amendment to an existing sublicense agreement must be submitted to JHU/APL for review and approval prior to its execution. COMPANY shall provide at least twenty (20) business days to JHU/APL for review. Subject to JHU/APL’s prior written approval, such approval not to be unreasonably withheld, and further subject to JHU/APL’s rights under section 4.2, COMPANY may sublicense to others under this Agreement and amend existing sublicenses provided that the terms of such sublicense shall be no less favorable to COMPANY than this Agreement is to JHU/APL and no broader in scope and no less restrictive on the sublicensee than this Agreement is on COMPANY and are otherwise consistent with the terms of this Agreement and include provisions for the payment of JHU/APL’s royalties, indemnification of JHU/APL and the flow down of the limited warranties contained herein, and further provided that COMPANY provides a copy of each such sublicense agreement and amendment to an existing sublicense agreement to JHU/APL within five(5) business days after it execution, except for end-user customers who are not further sublicensing.

2.3 JHU/APL IMPROVEMENT(S)funded by COMPANY under an R&D AGREEMENT and created by one or more employees of JHU/APL and one or more en1ployees of the COMPANY shall be jointly owned by the Parties.

2.4 For JHU/APL IMPROVEMENT(S) funded by the COMPANY under R&D AGREEMENTS, JHU/APL grantsto COMPANY an EXCLUSIVE LICENSE to COMPANY funded Ilill/APL IMPROVEMENTS in the LICENSED FIELD and in the TERRITORY.

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2.5 For Rill/APL IMPROVEMENT(S) not funded by the COMPANY under R&D AGREEMENTS, but disclosed while COMPANY is under R&D AGREEMENTS, JHU/APL hereby provides COMPANY an option to license service, process or methods in such improvements in LICENSED FJELD. Such options to run for a two (2) month period beginning with the disclosure of such improvements by JHU/APL to COMPANY.

2.6 COMPANY hereby grants to JHU/APL a nonexclusive, paid up, nontransferable, worldwide license to make, have made, use, copy, modify, distribute and practice products, services and processes under all COMPANY owned intellectual property in COMPANY IMPROVEMENT(S), such license only for JHU/APL’s non-profit purposes in connection with its research, education and public service missions including the provision of research and development services for federal, state and local governments.

ARTICLE 3 - SELECTION DELIVERABLES and USE

3.1 Specific deliverables will bedefined in subsequent R&D AGREEMENTS.

3.2 Subject to United States export laws and regulations and third party contracts, JHO/APL shall deliver to COMPANY those deliverables named in the subsequent R&D AGREEMENTS.

3.3 Prior to the first sale of each new LICENSED SERVICE, COMPANY shall provide written identification to JHU/APL detailing the specific JHU/APL INTELLECTUAL PROPERTY used therein.

ARTICLE 4- RELATED CONTRACTS

4.1 JHU/APL and COMPANY intend to negotiate R&D AGREEMENTS in the form of JHU/APL’s standard task order contract but neither Party should beunder any obligation to do so.

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4.2 COMPANY understands and agrees that JHU/APL has a technical direction agent relationship with the United States Government which requires that JHU/APL avoid any work under any contract or agreement that would jeopardize its or its employees’ ability to act for the United States Government as an impartial or neutral evaluator. Therefore, JHU/APL shall at all times under this Agreement retain theright to refuse to accept any subcontract or other agreement to perform any work under any such subcontract or other agreement between JHU/APL and COMPANY which in JHU/APL’s sole discretion would createan actual or perceived organizational or individual conflict of interest.

ARTICLE 5-PATENTINFRINGEMENT AND PATENT CHALLENGE

5.1 Each Party will notify theother promptly in writing when any actual, alleged or threatened infringement by another is uncovered or suspected.

5.2 COMPANY shall have thefirst right (but not theobligation) to enforce any patent or copyright within JHU/APL INTELLECTUAL PROPERTY against any infringement or alleged infringement thereof, and shall at all times keep JHU/APL informed as to the status thereof. COMPANY may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards or settlements resulting therefrom, subject to section 5.4. This right to sue for infringement shall not be used in an arbitrary or capricious manner. JHU/APL shall reasonably cooperate in any such litigation at COMPANY’S expense.

5.3 If COMPANY elects not to enforce any patent within the JHU/APL INTELLECTUAL PROPERTY, then it shall so notify JHU/APL in writing within six (6) months of knowledge of potential infringement, and JHU/APL may, in its sole judgment and at its own expense, take steps to enforce any patent or copyright and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

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5.4 Any recovery by COMPANY under section 5.2 shall be deemed to reflect lossof commercial sales, and COMPANY shall pay to .!HU/ APL out of such recovery the royalties it would have otherwise received in light of the infringing sales, all reasonable costs and expenses associated with each suit or settlement to be deducted from the recove,y.

5.5 Should COMPANY, its AFFILIATED COMPANIES or its sublicensee(s) bring an action in federal courtor a request for reexamination or review at the United States Patent and Trademark Office seeking to invalidate (hereinafter, “challenge”) JHU/APL PATENT RIGHTS, COMPANY, its AFFILIATED COMPANTES or its sublicensee(s) will give notice to JHU/APL before bringing a challenge, and pay royalties to JHU/APL at the rate of two (2) times the rates provided for in sections 6.4 and 6.5 during the pendency of the challenge Moreover, should the outcome of such challenge determine that any claim, as of the EFFECTIVE DATE or as amended, of JHU/APL PATENT RIGHTS is both valid and infringed, COMPANY, its AFFILIATED COMPANIES or its sublicensee(s) will thereafter pay royalties to JHU/APL at the rate of three (3) times the rate provided for in sections 6.4. and 6.5. COMPANY, its AFFILIATED COMPANJES or its sublicensee(s)shall pay JHU/APL directly all royalties due under this section 5.5 instead of paying such royalties into an escrow or any other account. In the event that tbechallenge brought by COMPANY, its AFFlLJATED COMPANIES or its sublicensee(s) is successful, COMPANY, its AFFILIATED COMPANTES or its sublicensee(s) will not have the right to recover or recoup any royalties paid before or during the pendency of the challenge. Whether the challenge brought by the COMPANY, its AFFILIATED COMPANIES or its sublicensee(s) is successful or unsuccessful, COMPANY, its AFFILIATED COMPANIES or its sublicensee(s) will be required to pay for all reasonable costs and attorney fees incurred as a result of the challenge. COMPANY, its AFFILIATED COMPANIES or its sublicensee(s) agree to bring any judicial action in the State of Maryland.

ARTICLE 6 - FEES ROYALTIES AND RESEARCH AND DEVELOPMENT SUPPORT

6.1 Reimbursement of patent costs and expenses: COMPANY shall be required to reimburse JHU/APL for a share of the costs to prepare, file, prosecute and maintain JHU/APL PATENT RIGHTS as set forth in Section 7.1 of this Agreement. CO:MPANY’S share for future costs shall be calculated using the formula 1/(x + y + 1), where x equals one (for COMPANY), y equals thenumber of other parties to which JHU/APL has commercial licenses to the JHU/APL lNTELLECTUAL PROPERTY, and 1 equals JHU/APL. Annually, on January 1 of each year, this formula shall be recalculated. COMPANY’S share for costs incurred as of thedate of the execution of this Agreement shall be 50%.

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6.2 COMPANY shall pay to JHU/APL a License Execution Fee that shall not be refundable in any part and shall not becredited against royalties or otherfees, payable as follows:

a. In cash: Zero dollars ($0) is due.

b. In equity: As soon as practicable after theEFFECTIVE DATE, but no later than ninety (90) days from theEFFECTIVE DATE, COMPANY will issue to JHU/APL a five percent (5%) equity share in theCOMPANY which shall be frozen at that level until immediately prior to the closing of COMPANY’s first priced investment round (which may include notes convertible into stock as well as stock) after which time the 5% equity share in the COMPANY allocated to JHU/APL shall be unfrozen and diluted in the usual and customary accounting fashion in accordance with the level of actual capitalization.

6.3 COMPANY shall pay to JHU/APL a one thousand and five hundred dollar ($1,500) Annual Maintenance Fee due within thirty (30) days of each anniversary of the EFFECTIVE DATE of this Ai’Teement. Such fees are nonrefundable and shall not becredited against royalties or otherfees.

6.4 For the term of this Agreement and subject to the provisions of section 8.1, COJ\r1PANY shall pay to JHU/APL a running royalty for each of the practice or performance of LICENSED SERVICE(S) by COMPANY and AFFILIATED COM.PANIES as follows:

a. Eight percent (8%) of NET SALES of theLICENSED SERVICE(S)

b. Sales of LICENSED SERVICE(S) to the United States Government by COMPANY or an AFFILIATED COMPANY shall be subject to the royalty stated in this section 6.4; however, COMPANY agrees that it shall not bill, invoice or charge the United States Government for any such royalty paid to JHU/APL, iftodosowould violate United States laws or regulations.

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c. COMPANY shall pay to JHU/APL fifty percent (50%) of all SUBLICENSE REVENUES received by COMPANY. If COMPANY sublicenses the JHU/APL INTELLECTUAL PROPERTY to an AFFILIATED COMPANY, terms shall be no Iess favorable to JHU/APL than as contained in this Agreement including but not limited to JHU/APL equity position in COMPANY and otherwise in accordance with Section 2.2 above. In noevent shall License Execution Fees for agreements with sublicensees or the royalty on Net Sales of the product and derivative products made by the sublicensee or COMPANY paid to JHU/APL be less than the same fees and rate as those between JHU/APL and COMPANY.

6.5 COMPANY shall beobligated to make minimum annual payments totaling the amounts indicated below; such payments to be fully (,Teditable against royalties duefor the subsequent twelve month period as follows:

a. If in calendar year 2020, Running Royalties paid by COMPANY to JHU/APL do not total twenty thousand ($20,000), COMPANY will make up thedifference by January 3 l’’ of thefollowing year

b If in calendar year 2021, Running Royalties paid by COMPANY to JHU/APL do not total eighty thousand ($80,000), COMPANY will make up thedifference by January 31st of the following year

c. If in calendar year 2022, and each year thereafter, Running Royalties paid by COMPANY to JHU/APL do not total three hundred thousand ($300,000), COMPANY will make up thedifference by January 31st• of the following year.

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6.6 COMPANY shall provide to nill/APL within sixty (60) days of the end of each March, June, September and December after theEFFECTIVE DATE of this Agreement, a written report to JHU/APL of the amount of LICENSED SERVICE(S) practiced or performed, the total NET SALES of such LICENSED SERVICE(S), and the running royalties due to JHU/APL as a result of NET SALES by COMPANY, AF.FlLIATED COMPANIES, and sublicensees thereof. Payment of any such royalties due shall accompany such report. Until COMPANY or an AFFILIATED COMPANY or a sublicensee has achieved a first commercial sale of a LICENSED SERVICE(S), a report shall be submitted at the end of every June and December after the EFFECTIVE DATE of this Agreement and will include a full written report describing COMPANY’s or AFFILIATED COMPANIES’ or sublicensees’ technical efforts towards meeting the milestones set forth in Article 8.

6.7 COMPANY shall make and retain, for a period of five(5) years following the period of each report required by section 6.6, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in section 6.6. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. COMPANY shall permit theinspection and copying of such records, files and books of account by JHU/APL or its agents during regular business hours upon ten (10) business days’ written notice to COMPANY. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by JHU/APL, provided that if any such inspection shall reveal that an error has been made in the amount equal to five percent (5%) or more of such payment, such costs shall be borne by COMPANY. COMPANY shall include in any agreement with its AFFILIATED COMPANIES or its sublicensees which pennits such party to make, use or sell the LICENSED SERVICE), a provision requiring such party to retain records of sales, practice or performance of LICENSED SERVICE(S) and other information as required in section 6.6 and permit JHU/APL to inspe<,-t such records as required by this section 6.7.

6.8 In order to insure JHU/APL the full royalty payments contemplated hereunder, COMPANY agrees that in the event any LICENSED SERVfCE(S) shall be sold to an AFFILIATED COMPANY or sublicensee or to a corporation, firm or association with which COMPANY shall have any agreement, understanding or arrangement with respect to consideration (such as, among other things, an option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances) the royalties to be paid hereunder for such LICENSED SERVICE(S) shall be based upon the greater of: I) the net selling price at which the purchaser of LICENSED SERVICE resells such service to theend user, 2) the net service revenue received from using the LICENSED SERVICE(S) in providing a service, 3) thefair market value of theLICENSED SERVICE(S) or 4) the net selling price of LICENSED SERVICE(S) paid by the purchaser.

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6.9 In theevent that COMPANY or an AFFILIATED COMPANY or a sublicensee sells or licenses LICENSED SERVTCE(S) in combination with other components or devices which are not LICENSED SERVICE(S)(“Other Items”) as part of a system (“System”), the NET SALES or SUBLfCENSE REVENUES for purposes of royalty payments on the Sysiem shall be calculated as follows:

a. If all LICENSED SERVICES(S) and Other Items contained in the System are available separately, the NET SALES or SUBLICENSE REVENUES for purposes of royalty payments will be calculated by multiplying the NET SALES or SUBLICENSE REVENUES of thecombination by the fraction A/A+B, where A is the separately available price of all LICENSED SERVICE($) in the combination, and Bis the separately available price for all Other Items in the combination;

b. Otherwise, the NET SALES or SUBLICENSE REVENUES for purposes of royalty payments will be calculated by multiplying the NET SALES or SUBLICENSE REVENUES of the System by C/C+D, where C is the total direct materials and direct labor costs for the LICENSED SERVICES($) and Dis the total direct materials and direct labor costs for all Other Items in the System (all such costs shall bedetermined in accordance·with GAAP consistently applied).

c. In those cases that are not amenable to the use of either section 6.9a or 6.9b above for the calculation of NET SALES or SUBLICENSE REVENUES for purposes of royalty payments, the Parties agree to negotiate in good faith a percentage of NET SALES or SUBLICENSE REVENUES for purposes of royalty or sublicense payments.

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d. Notwithstanding the foregoing sections 6.9a, b, and c, in no event shall NET SALES of the System for purposes of royalty payments be calculated to be Jess than four percent (4%) of the NET SALES.

6.10 All payments under this Agreement shall be made in U.S. Dollars.

ARTICLE 7 - PATENT RIGHTS AND CONFIDENTIAL INFORMATION

7.1 JHU/APL shall file, prosecute and maintain all patents and patent applications specified under JHU/APLPATENT RIGHTS. Upon EFFECTIVE DATE, COMPANY shall elect, and so inform JHU/APL in writing, in which countries, other than the United States, where JHU/APL has patent applications pending, specified under the JHU/A.PL PA TENT RIGHTS as set forthin Appendix B, COMPANY desires that JHU/APL continue to pursue patent protection. Thereafter, COMPANY shall reimburse JHU/APL for a share of expenses associated with JHU/APL’s reasonable costs of preparing, filing, prosecuting and maintaining the elected and U.S. JHU/APL PATENT RIGHTS in addition to past costs associated with preparing, filing, prosecuting and maintaining all patent applications and patents, based on the formula in section 6. I. Title to all such patents and patent applications shall reside in The Johns Hopkins University. JHU/APL shall havefull and complete control over all patent matters in connection therewith underthe JHU/APL PATENT RIGHTS. In any country where the COMPANY elects not to have a patent application filed or to pay expenses associated with filing, prosecuting, or maintaining a patent application or patent, JHU/APL may file, prosecute, and/or maintain a patent application or patent at its own expense and for its own exclusive benefit and the COMPANY thereafter shall not be licensed under such patent or patent application. JHU/APL reserves the right to require pre-payment by COMPANY for expenses associated with filing, prosecuting, or maintaining a patent application or patent.

7.2 )HU/APL will provide COMPANY with draft copies of any nonprovisional patent applications claiming inventions(s) included in the materials listed in APPENDIX B or APPENDIX C, at least seven (7) days in advance of filing. COMPANY shall provide any feedback to JHU/APL within five(5)days. If nofeedback is received, or if filing deadlines require, JHU/APL will proceed with the filing in order to meet such deadlines. In accordance with theterms of section 7.1, JHU/APL will be under noobligation to incorporate feedback provided by COMPANY into the patent applications prior to filing.

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7.3 If necessary, the Parties will exchange information which they consider to be confidential. Therecipient of such information agrees to accept thedisclosure of said information which is marked as confidential or proprietary at the time it is sent to therecipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by therecipient to preserve and safeguard its own confidential information. Theinformation shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have agreed in writing to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of theconfidential nature of the information and that the information shall be treated accordingly. The recipient’s obligations under this section 7.3 shall not extend to any part of the information:

a. that can be demonstrated to have been in the public domain or publicly known and readily available to the trade orthe public prior to thedate of thedisclosure: or

b. that can bedemonstrated, from written records to have been in the recipient’s possession or readily available to therecipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

c. that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by therecipient; or

d. that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by thedisclosing party.

Theobligations of this section 7.3 shall also apply to AFFILIATED COMPANIES provided such information by COMPANY. JHU/APL’s, COMPANY’s and AFFILIATED COMPANIES’ obligations under this section 7.3 shall extend until five(5) years after the termination of this Agreement

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Upon receipt of written permission by Jl-TIJ/APL for such disclosure, COMPANY shall have third parties sign nondisclosure agreements for any JHU/APL confidential information including drawings, procedures, photographs, sketches, hand-drawn art, technical documentation, reports, micro-fiche material, video tapes and CD-ROMs. Any previous nondisclosure/confidentiality agreements between Jl-TIJ/APL and COMPANY are hereby terminated and superseded by this section 7.3.

ARTICLE 8 - TERM MH.ESTONES AND TERMINATION

8.1 TERM: COMPANY’S obligation to pay royalties under section 6 in consideration for JHU/APL PATENT RIGHTS, shall expire in each country onthedate of expiration of the last to expire patent included within JHU/APL PATENT RIGHTS in that country orif no patents issue ten (I 0) yearsfrom the EFFECTIVE DATE.

8.2 MJLESTONES COMPANY shall exercise COMMERCIALLY REASONABLE EFFORTS to develop and commercialize the LICENSED SERVICE(S) using good scientific judgment. To this end, COMPANY shall exercise COMMERCIALLY REASONABLE EFFORTS to meet the following milestones and minimum NET SALES milestones in the years noted:

Milestone	Due Date (Calendar Fiscal Year)
Receive working prototype from JHU/APL	3Q’ 18
Prototype demonstration to potential customers	3Q’l8
Raise $500,000 or confirm company value >$2M	IQ’ 19
First customer service contract	4Q’18
Company reaches $50,000 net sales	4Q’19
Company reaches $300,000 net sales	4Q’20
Company reaches $1,000,000 net sales	4Q’21

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8.3 TERMINATION:

a. In the event that Licensee is in material breach of this License Agreement, IBU/APL may give written notice of such material breach. In theevent that such breach is curable, such written notice shall reasonably describe such material breach. In the event that such breach is curable and in such event only, Licensee shall have sixty (60) days after receipt of the foregoing written notice to remedy such material breach. lfthe material breach is notcurable, or if not cured within such period, JHU/APL may terminate this Agreement effective immediately. Failure to make the payments or to meet any of the milestones set forth in section 8.2 shall beconsidered a material breach; however, in lieu of IBU/APL terminating th.is Agreement for COMPANY’S failure to make any of the payments under section 6or to meet the milestones set forth in section 8.2, JHU/APL, in its sole discretion and without providing the written notice and 60-day cure period set forth above, may convert the license granted herein to a nonexclusive license.

b. COMPANY may terminate this Agreement and the license granted herein, for any reason, upon giving JHU/APL sixty (60) days written notice.

c. Termination shall not affect JHU/APL’s right to recover accrued and unpaid royalties or fees as provided in section 6.4 or to recover the unpaid balance of theLicense Execution Fee payments as provided in section 6.2 or reimbursement for patent expenses incurred pursuant to section 7.1 prior to termination. Upon termination, all rights in and to the licensed JHU/APL INTELLECTUAL PROPERTY shall revett to JHU/APL at no cost to JHU/APL.

d. Notwithstanding the foregoing, (a) no such termination of this Agreement shall be construed as a termination of any valid sublicense of any sublicensee hereunder, and thereafter each such sublicensee shall beconsidered a direct licensee of JHU/APL, provided that (i) such sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) all accrued payments obligations to JHU/APL have been paid, and

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(iii) such sublicensee agrees in writing to assume all applicable obligations of COMPANY under this Agreement.

ARTICLE 9 - MISCELLANEOUS

9.1 NOTICES AND CORRESPONDENCE:

a. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes thereof when mailed by certified mail to the party to be notified or sent by overnight courier service. All notices shall bedeemed to havebeen given when mailed as evidenced by the postmark at the point of mailing or by other package pickup receipt.

b. All notices and any correspondence, including written progress reports, respecting this Agreement shall beaddressed as follows:

ToJHU/APL:	Technology Transfer Supervisor The Johns Hopkins University Applied Physics Laboratory 11100 Johns Hopkins Road Laurel, MD 20723-6099

Royalty and other payments to JHU/APL shall beaddressed as follows:

The Johns Hopkins University Applied Physics Laboratory Attention: Accounting & Finance Group
Development Fund Accountant
MS: MPl-S186

6 JOO Johns Hopkins Road Laurel, MD 20723-6099

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To COMPANY:	Bullfrog AT lnc.
P.O. Box 336, Boyds, MD 20841
Vin Singh
Phone: 301-367-2055
Email: vin@bullfrogai.com Website: www.bullfrogai.com

c. Either Party may change its address for the purpose of this Agreement by notice in writing to theother Party. Checks are to be made payable to “The Johns Hopkins University Applied Physics Laboratory”.

9.2 NONASSIGNABILJTY: This Agreement is binding upon and shall inure to the benefit of JHU/APL, its successors and assignees and shall not beassignable to another party without the written consent of JHU/APL which consent shall not be unreasonably withheld.

9.3 PROVISIONS HELD INVALID, ILLEGAL OR UNENFORCEABLE: In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or over any of the Parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the.intent of theParties, and if unreformable, shall bedivisible and deleted in such jurisdictions; elsewhere, this Agreement shall not beaffected.

9.4 APPLICABLE LAW The construction, performance, and execution of this Agreement shall be governed by the laws of the State of Maryland excluding Maryland law concerning conflict of Jaws.

9.5 NON-USE OF UNIVERSITY’s NAME: COMPANY shall not use the name of THE JOHNS HOPKINS UNlVERSITY or any of its constituent parts, such as JHU/APL, or any contraction thereof in any advertising, promotional, sales literature or fundraising documents without prior written approval from JHU/APL. COMPANY shall allow at least ten (IO) business days’ notice of any proposed use of JHU/APL’S or THE JOHNS HOPKINS UNIVERSITY’S name for JHU/APL’s review and comment or to provide written approval. JHU/APL shall consider pre-approving standard language which, once approved, may beused by COMPANY thereafter without the need for further approval from JHU/APL. This section shall notapply to references to press releases that have been approved by JHU/APL or other information in the public domain

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9.6 WARRANTY: JHU/APL warrants that:

a. To the best of its knowledge, information and belief, it has the right to grant the licenses granted herein;

JHU/APL does not warrant the validity of any JHU/APL INTELLECTUAL PROPERTY or that practice under such JHU/APL INTELLECTUAL PROPERTY shall be free of infringement of any third party proprietary rights. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9.6, COMPANY AND AFFILIATED COMPANIES AGREE THAT THE Hill/APL INTELLECTUAL PROPERTY IS PROVIDED “AS IS”, AND THAT TI—IU/APL MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED SERVICE(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHlJ/APL DISCLAIMS ALL OTHER \VARRANTlES WITH REGARD TO SERVlCE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLrED, OF MERCHANTABJLITY AND FITNESS FOR ANY PARTICULAR PURPOSE. FURTHERMORE, JHU/APL MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF LICENSED SERVTCE(S) WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9.6, JHU/ APL ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU/APL AND INVENTORS, FOR DAMAGES, INCLUDJNG, BUTNOTLIMITEDTO,DIRECT, fNDI.RECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU/APL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES ORCOSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, SALE OR PRACTICE OF THE SERVICE(S) LICENSED UNDER THIS AGREEMENT. COMPANY AND AFFILIATED COMPANIES ASSUME ALL RESPONSIBILITY AND LLIBILITY.FOR LOSS OR DAMAGE CAUSED BY APRODUCT MANUFACTURED, USED, OR SOLD, OR A SERVICE PRACTICED, BY COMPANY AND ITS AFFILIATED COMPANIES WHICH IS A LICENSED SERVICE(S) AS DEFINED fN THIS AGREEiv1ENT.

9.7 INDEMNIFICATION: JHU/APL and the inventors/creators/developers of LICENSEO SERVICE(S) wiII not, under the provisions of this Agreement or otherwise, have control over the manner in which COMPANY or its AFFILJATED COMPANIES or those operating for its account or third parties who practice LICENSED SERVICE(S) from any of the foregoing entities, or sublicensees practice the inventions. copyrighted matter, proprietary technical information, know-how, show-how or trade secrets of LICENSED SERVICE(S). COMPANY shall defend, indemnify and hold harmless JHU/A.PL, The Johns Hopkins University, their present and former regents, trustees, officers, inventors/creators/developers of JHU/APL PATENT RIGHTS and JHU/APL UNPATENTED INTELLECTUAL PROPERTY, agents, faculty, employees and students (each an “TNDEMNITEE”) as against any and all judgments, fees, expenses, losses or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions, copyrighted matter, proprietary technical information, know-how, show-how or trade secrets, whether or not JHU/APL or said inventors/creators/developers, either jointly or severally, is narned as a party defendant in any such lawsuit provided, however, such judgments, fees. expenses, losses or other costs, do not arise out of (i) the willful misconduct of an INDEMNITEE or (ii) any material breach of this Agreement by JHU/APL, and provided further that JHU/APL notifies COMPANY promptly of any such lawsuit, claim, demand or other action. Practice of the inventions, copyrighted matter, proprietary technical information, know-how, show-how or trade secrets covered by LICENSED SERVlCE(S), by an AFFILIATED COMPANY or an agent or a third party on behalf of or for the account of COMPANY or bya third party who practices LICENSED SERVICE(S), shall be considered COMPANY’S practice of said inventions, copyrighted matter, proprietary technical information, know-how, show-how or trade secrets for purposes of this section 9.7. The obligation of COl\fPANY to defend and indemnify as set out in this section 9.7 shall survive the termination of this Agreement.

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9.8 INSURANCE: Prior to first commercial practice of any LICENSE SERVICE(S) in any particular country, COMPANY shall establish and maintain, in each country in which COMPANY or an AF.FILIATED COMPANY shall practice LICENSED SERVICE(S), product liability or other appropriate insurance coverageappropriate to the risks involved in marketing and practicing LICENSED SERVICE(S), and will annually present evidence to JHU/APL that such coverage is being maintained Upon Jrill/APL’s request, COMPANY will furnish JHU/AJ>L with a Certificate of Insurance of each product liability or other insurance policy obtained and agrees to increase or change the kind of insurance pertaining to the LICENSED SERVICE(S) at the request.of JHU/APL. JHU/APL shall be listed as an additional insured in COMPANY’s said insurance policies. Once such insurance coverage is established, COMPANY shall effect changes to such insurance coverage only if reasonable and customary.

9.9 MANUFACTURE fN U.S.: COMPANY agrees that any products embodying JHU/APL INTELLECTUAL PROPERTY in which the United States Government either has an ownership interest or a license pursuantto P.L. 96-517, as amended by P.L. 98-620, shall be manufactured sub 1:antially in the United States.

9.10 PUBLICATION: JHU/APL may publish manuscripts, abstracts or the like describing the JHU/APL INTELLECTUAL PROPERTY and inventions and copyrighted matter, but not trade secrets, contained therein provided confidential information of COMPANY as defined in section 7.3, is not included or without first obtaining approval from COMPANY to include such confidential information JHU/APL shall provide thirty (30) days written notice to COMPANY of each proposed publication for COMPANY’s review and comments. Thereafter, JHU/APL shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU/APL related to the JHU/APL TNTELLECTUAL PROPERTY without prior approval.

9.11 INTEGRATION: This Agreement constitutes the entire understanding between the Parties with respect to the obligations of the Parties with respect to the subject matter hereof, and supersedes an.d replaces all prior agreements, understandings, writings, and discussions between the Parties relating to said subject matter. Neither of the Parties shall be bound by any warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or in writing signed with or subsequent to execution hereof by an authorized official of the Party to be bound thereby.

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9.12 AMENDMENT/WAIVER: This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the authorized officials of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or times to require performance of any p(Ovision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

9.13 PARTIES BOUND/BENEFITED: This Agreement shall be binding upon and inureto the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

9.14 MEDIATION:

a. Except for the rightof either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent iITeparable harm, any and all disputes arising under or out of this Agreement which the Parties themselves are unable to resolve within six.ty (60) daysafter such dispute arises shalI_, at the option of either Party, be mediated in good faith.

b. The Party seeking mediation of such dispute shall promptly advise the other Party of such dispute in a writing which describes in reasonable detail the nature of such dispute and which shall state that Party’s desire to initiate mediation thereof. By not later than ten (10) business daysafter the recipient has received such written notice of dispute, each Party shall have selected for itself a representative who shall participate in such mediation, and shall additionally have advised the other Party in writing of thename of such representative. By not later than fifteen (15) business days after the written notice of dispute has been received, such representatives shall schedule a date for a mediation hearing with a mutually agreeable mediator. The Parties shall enter into good faith mediation and shall share the costs equally.

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c. If the representatives of the Parties have not been able to schedule a date for a mediation bearing with a mutually agreeable mediator within fifteen days after receipt of a written notice oft:he dispute, or if the representatives of the Parties have not been able to resolve the dispute within fifteen(!5) business days after such mediation hearing, the Parties shall have the right to pursue any other remedies legally available to resolve such dispute in a courtof competent jurisdiction. This provision shall not beconstrued to waive any rights or timely perfonnance of any obligations existing under this Agreement.

d. The option to mediate provided for in this mediation clause shall terminate upon theexpiration or tennination of this Agreement.

9.15 EXPORT CONTROL: The export regulations of the United States Government may prohibit, except under a special validated license, the exportation from the United States of certain commodities and/or related technical data. In order to facilitate theexchange of technical information under this Agreement, COMPANY therefore hereby gives it assurance to JHU/APL that COMPANY will not knowingly, unless prior authorization is obtained from theappropriate United States Government agency or agencies, export any apparatus or technical data received from JHU/APL under this Agreement or LICENSED SERVICE(S) to any restricted country specified in such regulations. JHU/APL neither represents that a license is not required nor that, if required, it will be issued by the United States Government.

9.16 Upon tennination of this Agreement for any reason, sections 7.3, 8.3c, 9.5, 9.6, 9.7 and 9.8 shall survive termination of this Agreement.

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9.17 FORCE MAJEURE: In the event that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than the payment of money) due to any act of God; fire; casualty; tlood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority, including any governmental law, order of regulation permanently or temporarily prohibiting or reducing the manufacture, use or sale of LICENSED SERVICE(S); epidemic including pandemic flu even if planned for by the Parties in advance; destruction of production facilities; riots; insurrection; inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet development or manufacturing needs; or any other cause beyond the reasonable control of the Party invoking this section 9.17 if such Party shall have used its best efforts to avoid such occurrence, such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

9.18 Severability-If any term or condition of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby, and each remaining term or condition hereof shall be valid and enforced to the fullest extent permitted by law. In the event such determination prevents the accomplishmentof the purpose of this Agreement, the invalid provision shalI be restated to confonn with the applicable law and to reflect as nearly as possible the original intention of the Parties.

9.19 NON-SOLICIT. COMPANY shall not solicit employees of JHU/APL for employment.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement by their duly authorized officers on the date appearing below their signatures.

BullFrog, Inc.	THE JOHNS HOPKINS UIVERSITY
APPLIED PHYSICS LABORATORY LLC

By
Vin Singh
	Founder and CEO	Supervisor, Office of Technology Transfer

Date

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APPENDIX A: Fees and Payment Options

Automated Clearing House (ACH) for payments through U.S. banks onlv

The JHU/APL encourages its licensees to submit electronic funds transfer payments through the Automated Clearing House (ACH).

Electronic Funds \Vire Transfers

The following account information is provided for wire payments. In order to process payment via Electronic Funds Wire Transfer sender MUST supply the following information within the transmission:

Account Number:	5300445194
Account Title:	The Johns Hopkins University Applied Physics Laboratory LLC
Routing Number:	054000030
Wire Transfer Transit:	031000053
Swift Code:	PNCCUS33
Bank:	PNC Bank
Bank Address:	One East Pratt Street Baltimore, MD 2120l
BankPOC:	Marcella (Marcy) Kraus (4l0)237-5736

Checks

All checks should be made payable to “JHU/APL” and sent by US Postal Service to the following address:

Johns Hopkins University

Applied Physics Laboratory LLC

11100 Johns Hopkins Road

Laurel, MD 20723-6099

Attn: Accounting/Finance Group, DevFund Acct MS: MPJ-S’186

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APPENDIX B: Schedule of JHU/APL PATENT RIGHTS

JHU/APL Docket No. 3591, U.S. Patent Application No. 14/797,553, filed July 13,2015, entitled “Socrates; Scalable Graph Analytics.”

JHU/APL Docket No. 3592, U.S. Patent Application No. 14/923,860, filed, entitled “Activity Pattern Exploration -APEX”

JHU/APLDocketNo. 4097, U.S. Patent Application No. 15/725,335, filed on October 5, 2017, entitled “Clique Tree.”

JHU/APL Docket No. 4601, U.S. Patent Application No. 62/489,486, filed on April 25, 2017, entitled “Generalized Low Entropy Mixture Model (GALILEO).”

JHU/APL Docket No. 4463, U.S. Patent Application, not yet filed, entitled “Scalable Correlation Engine.”

APPENDIX C: Schedule of JHU/APL NON-PATENT RIGHTS

JHU/APL Docket No. 3591 entitled “Socrates; Scalable Graph Analytics”, Software and Documentation (Socrates Core: 0.2.2).

JHU/APL Docket No. 3592 entitled “Activity Pattern Exploration -Al’EX” Software and Documentation (Socrates Algorithms: 0.1.2).

JHU/APL Docket No. 4097 entitled “Clique Tree”, Software and Documentation (Socrates Algorithms: 0.1.2).

JHU/APL Docket No. 4601 entitled “Generalized Low Entropy Mixture Model (GALILEO)”, Software and Documentation (Socrates Algorithms: 0.1.2).

JHU/APL Docket No. 4463 entitled “Scalable Correlation Engine” Software and Documentation (Socrates Algorithms: 0.1.2).

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